Exhibit 5.1

                               BARATTA & GOLDSTEIN
                                ATTORNEYS AT LAW
                                597 FIFTH AVENUE
                              NEW YORK, N.Y. 10017

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JOSEPH P. BARATTA                (212) 750-9700       FACSIMILE:  (212) 750-8297
HOWARD J. GOLDSTEIN                                        INFO@BARAGOLD.COM
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LOUIS R. AIDALA                                               OF COUNSEL
JOAN PALERMO                                              MARGARET M. STANTON
JOSEPH A. BARATTA*                                          LINDA MARYANOV
                                                         SAMUEL M. GREENFIELD
*Admitted in NY and NJ

                                                 July 2, 2004


Calypte Biomedical Corporation
5000 Hopyard Road, Suite 480
Pleasanton, CA  94588

                                        Re: Registration Statement on Form SB-2


Ladies and Gentlemen:

We have acted as counsel to Calypte Biomedical Corporation, a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of up to 83,056,050 shares of the Company's common stock, $0.03 par value (the "Common Stock") as follows:

    o 3,088,554 shares of Common Stock that have previously been issued to certain selling security holders as a result of o their conversions of $3,232,000 aggregate original principal amount of the Company's 8% secured convertible notes, plus interest and liquidated damages;

    o 4,725,414 shares of Common Stock, including 563,538 Shares that may be issued upon the conversion of the remaining $91,597 aggregate principal amount of the Company's 10% convertible debentures, including accrued interest, extension fees and other amounts, and 4,161,876 shares of Common Stock that have been previously issued to a selling security holder upon the conversion of $1,100,072 principal amount of the Company's 10% convertible debentures, plus accrued interest and liquidated damages;

    o 10,351,061 shares of Common Stock, including 682,646 shares that may be issued upon the conversion of the $66,113 aggregate principal amount of the Company's 12% convertible debentures including accrued interest and other amounts, 100,000 shares of Common Stock underlying warrants issued as part of the consideration for a 12% convertible debenture transaction, and 9,568,415 shares of Common Stock previously issued to certain selling security holders upon their conversions of $1,933,887 aggregate principal amount of the Company's 12% convertible debentures, plus accrued interest and liquidated damages;

    o 28,333,333 shares of Common Stock that have previously been issued to a selling security holder in connection with a $2,500,000 PIPE transaction at $0.30 per share and a $10,000,000 PIPE transaction at $0.50 per share;

    o 3,265,188 shares of Common Stock, including 2,569,727 shares that have previously been issued to certain selling security holders in connection with agreements in which the Company obtained goods and services in return for the issuance of shares of Common Stock, and 695,461 shares of Common Stock underlying warrants or other agreements between the Company and certain selling security holders in connection with which the Company has obtained goods and services;

    o 1,275,000 shares of Common Stock underlying warrants issued in connection with a $10,000,000 5% Promissory Note Commitment Agreement and subsequent amendments thereof; and

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    o   32,017,500 shares of Common Stock, including 23,250,000 shares that have been previously issued to selling security holders in connection with a $9,300,000 May 2004 PIPE transaction at $0.40 per share and an additional 8,767,500 shares underlying warrants to purchase Common Stock at $0.50 per share issued in conjunction therewith.

Capitalized terms used without definition in this opinion have the meanings given to them in the respective agreements (including the schedules thereto).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

(a) The Amended and Restated Certificate of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Delaware as of June 24, 2004 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion.

(b) The Bylaws of the Company, as amended to-date, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion.

(c) A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of June 24, 2004.

(d) A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and Stockholders of the Company relating to the issuance of the Shares, (ii) verifying that the Amended and Restated Certificate of Incorporation of the Company is complete and in full force and effect as of the date of this opinion, and (iii) certifying as to certain factual matters;

(e) A Certificate of American Stock Transfer and Trust Company, the transfer agent of the Company, as to the number of shares of common stock of the Company outstanding as of July 2, 2004;

(f)  The Registration Statement;

(g)  The respective agreements;

(h)  The form of the debentures; and

(i)  The form of notes.

This opinion is limited to the Federal Law of the United States of America and the General Corporation Law of the State of Delaware which we have for purposes of this opinion assumed are the same as the laws of the State of New York. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

Our opinion expressed herein assumes that the full consideration stated in the Agreements and set by the Board of Directors when authorizing the issuance of the Shares.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion and assuming that (i) the Registration Statement becomes and remains effective during the

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period when the Shares are offered and sold; (ii) the Shares are issued in accordance with the terms of the Agreements and the resolutions authorizing their issuance; (iii) appropriate stock certificates evidencing the Shares are executed and delivered; and (iv) all applicable securities laws are complied with, it is our opinion that when issued, the Shares will be duly authorized and validly issued, and fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     BARATTA & GOLDSTEIN

                                                     /s/ Baratta & Goldstein